Exhibit 8.2

Blake, Cassels & Graydon LLP
Barristers & Solicitors
Patent & Trade-mark Agents
199 Bay Street Suite 4000, Commerce Court West Toronto ON M5L 1A9 Canada Tel: 416-863-2400 Fax: 416-863-2653

May 16, 2013	Reference: 2105/152

Canadian Imperial Bank of Commerce

Commerce Court

Toronto, Ontario

Canada M5L 1A2

Ladies and Gentlemen:

We have acted as Canadian counsel to Canadian Imperial Bank of Commerce, a Canadian bank (the “Bank”) governed by the Bank Act (Canada), in connection with the issuance of US$2,560,000 aggregate face amount of Securities Linked to the S&P 500® Index due May 19, 2015 (the “Notes”), as described in the Bank’s Pricing Supplement dated May 10, 2013 (the “Pricing Supplement”) to the Prospectus Supplement dated September 25, 2012 and the Prospectus dated May 4, 2012 contained in the Registration Statement on Form S-3, File No. 333-180728 (the “Registration Statement”). Subject to the qualifications, assumptions, limitations and understandings set out therein, the statements as to matters of law set forth under the heading “Certain Canadian Federal Income Tax Consequences” in the Pricing Supplement fairly summarize, as at the date hereof, the principal Canadian federal income tax considerations generally applicable to a holder of Notes described therein.

We hereby consent to the filing of this opinion as an exhibit to a Form 6-K of the Bank filed with the Securities and Exchange Commission and thereby incorporated by reference into the Bank’s Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Blake, Cassels & Graydon LLP